Exhibit 99-(5)(k): Policy Illustration

ING PROTECTOR ELITE A Variable Universal Life Insurance Policy					ING ReliaStar Life 20 Washington Avenue South Minneapolis, MN 55401

POLICY ILLUSTRATION

The purpose of this illustration is to show how the performance of the underlying variable investment options could affect the policy cash value and death benefit assuming the current policy costs continue. This illustration is hypothetical and may not be used to project or predict investment results.

Premiums are paid at the beginning of the year. The cash value and death benefit are shown as of the end of each policy year.

Prepared for:
Optional Benefits Included:
Initial 2002 Prospectus					Full Death Benefit Rider
Male 45 Preferred No Tobacco
State of Issue: Minnesota

Initial Total Face Amount: $250,000
Initial Death Benefit Option: A (Level)
Annual Premium: $3,000
Premium Allocation:
100% Variable Investment Options					Death Benefit Guarantee (DBG) to end of year:			5

			CURRENT POLICY COSTS
			0.00% Gross Hypothetical Return (-0.80% Net Return)			12.00% Gross Hypothetical Return (11.20% Net Return)

Yr	End of Yr Age	Premium Outlay	Accum ulation Value	Cash Surrender Value	Death Benefit	Accum ulation Value	Cash Surrender Value	Death Benefit

1	46	3,000	2,086	0	250,000	2,374	0	250,000
2	47	3,000	4,099	349	250,000	4,951	1,201	250,000
3	48	3,000	6,039	2,289	250,000	7,753	4,003	250,000
4	49	3,000	7,906	4,156	250,000	10,799	7,049	250,000
5	50	3,000	9,694	5,944	250,000	14,110	10,360	250,000
		6,000

6	51	3,000	11,403	8,403	250,000	17,714	14,714	250,000
7	52	3,000	13,022	10,772	250,000	21,630	19,380	250,000
8	53	3,000	14,545	13,045	250,000	25,883	24,383	250,000
9	54	3,000	15,967	15,217	250,000	30,507	29,757	250,000
10	55	3,000	17,272	17,274	250,000	35,528	35,528	250,000
		30,000

15	60	3,000	23,104	23,104	250,000	71,218	71,218	250,000

			CURRENT POLICY COSTS
			0.00% Gross Hypothetical Return (-0.80% Net Return)			12.00% Gross Hypothetical Return (11.20% Net Return)

Yr	End of Yr Age	Premium Outlay	Accum ulation Value	Cash Surrender Value	Death Benefit	Accum ulation Value	Cash Surrender Value	Death Benefit

20	65	3,000	29,534	29,534	250,000	133,738	133,738	250,000

25	70	3,000	32,469	32,469	250,000	240,343	240,343	278,799

30	75	3,000	29,470	29,470	250,000	420,602	420,602	450,045

35	80	3,000	15,892	15,892	250,000	723,078	723,078	759,229

*40	85	3,000	0	0	0	1,224,990	1,224,990	1,286,240

45	90	3,000	0	0	0	2,050,941	2,050,941	2,153,489

50	95	3,000	0	0	0	3,428,191	3,428,191	3,462,473

55	100	3,000	0	0	0	5,789,919	5,789,919	5,789,919

60	101	0	0	0	0	6,125,609	6,125,609	6,125,609

61	105	0	0	0	0	7,674,594	7,674,594	7,674,695

65	110	0	0	0	0	10,173,242	10,173,242	10,173,242
*	Year 38, Month 11
Basted on current costs and 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.
ING PROTECTOR ELITE A Variable Universal Life Insurance Policy					ING ReliaStar Life 20 Washington Avenue South Minneapolis, MN 55401

POLICY ILLUSTRATION

The purpose of this illustration is to show how the performance of the underlying variable investment options could affect the policy cash value and death benefit assuming the current policy costs continue. This illustration is hypothetical and may not be used to project or predict investment results.

Premiums are paid at the beginning of the year. The cash value and death benefit are shown as of the end of each policy year.

Prepared for:
Optional Benefits Included:
Initial 2002 Prospectus					Full Death Benefit Rider
Male 45 Preferred No Tobacco
State of Issue: Minnesota

Initial Total Face Amount: $250,000
Initial Death Benefit Option: A (Level)
Annual Premium: $3,000
Premium Allocation:
100% Variable Investment Options					Death Benefit Guarantee (DBG) to end of year:			5

			MAXIMUM GUARANTEED POLICY COSTS
			0.00% Gross Hypothetical Return (-0.80% Net Return)			12.00% Gross Hypothetical Return (11.20% Net Return)

Yr	End of Yr Age	Premium Outlay	Accum ulation Value	Cash Surrender Value	Death Benefit	Accum ulation Value	Cash Surrender Value	Death Benefit

1	46	3,000	1,780	0	250,000	2,049	2,049	250,000
2	47	3,000	3,471	0	250,000	4,245	4,245	250,000
3	48	3,000	5,068	1,318	250,000	6,599	6,599	250,000
4	49	3,000	6,570	2,820	250,000	9,125	9,125	250,000
5	50	3,000	7,968	4,218	250,000	11,831	11,831	250,000
		6,000

6	51	3,000	9,261	6,261	250,000	14,736	14,736	250,000
7	52	3,000	10,434	8,184	250,000	17,844	17,844	250,000
8	53	3,000	11,473	9,973	250,000	21,164	21,164	250,000
9	54	3,000	12,365	11,615	250,000	24,707	24,707	250,000
10	55	3,000	13,093	13,093	250,000	28,482	28,482	250,000
		30,000

15	60	3,000	14,817	14,817	250,000	54,058	54,058	250,000

			MAXIMUM GUARANTEED POLICY COSTS
			0.00% Gross Hypothetical Return (-0.80% Net Return)			12.00% Gross Hypothetical Return (11.20% Net Return)

Yr	End of Yr Age	Premium Outlay	Accum ulation Value	Cash Surrender Value	Death Benefit	Accum ulation Value	Cash Surrender Value	Death Benefit

20	65	3,000	9,324	9,324	250,000	92,088	92,088	250,000

*25	70	3,000	0	0	250,000	152,065	152,065	250,000

30	75	3,000	0	0	0	260,396	260,396	278,625

35	80	3,000	0	0	0	449,445	449,445	471,918

40	85	3,000	0	0	0	753,949	753,949	791,647

45	90	3,000	0	0	0	1,230,670	1,230,670	1,292,204

50	95	3,000	0	0	0	2,013,817	2,013,817	2,033,956

55	100	3,000	0	0	0	3,409,003	3,409,003	3,409,004

60	101	0	0	0	0	3,606,601	3,606,601	3,606,601

61	105	0	0	0	0	4,518,441	4,518,441	4,518,441

65	110	0	0	0	0	5,989,163	5,989,163	5,898,163
*	Year 24, Month 5
Basted on maximum guaranteed costs and 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.
VARIABLE INFORMATION ABOUT YOUR ILLUSTRATION

This is an illustration, not a contract, and must be preceded or accompanied by a current Prospectus.

This illustration does not recognize that, because of inflation, a dollar in the future has less value than a dollar today.

The values illustrated comply with the Internal Revenue Code definition of life insurance.

Premium Outlay is the total out of pocket expense. The premium outlay represents the premiums paid, less any withdrawals and loans, plus loan interest paid in cash. The premium outlay is shown on an annual basis.

GROSS HYPOTHETICAL RETURNS. The gross hypothetical annual returns shown are illustrative only and should not be deemed a representation of past or future rates of return. No representation may be made by your registered representative or ReliaStar Life Insurance Company that these hypothetical rates of return can be achieved or sustained over any period of time. The death benefits and cash surrender values for a policy will be different from those shown, even if the actual rates of return averaged the hypothetical rate of return illustrated over a period of years but fluctuated above or below that average at any time during the period.

VARIABLE INVESTMENT OPTIONS. The amounts shown for the death benefits, accumulation values and cash surrender values in this illustration are based on a gross hypothetical rate of return, policy charges, the actual portfolio expenses charged by the variable investment option reflecting any expenses voluntarily absorbed by the variable investment option or fund managers as described in the prospectus, and the assumption that the accumulation value is at all times invested in equal proportions among all available variable investment options. The arithmetic average annual expenses of all variable investment options is 0.80%.

In this illustration, premiums have been allocated in equal proportions to each of the variable investment options. We recommend that you review an illustration with your planned allocation, as it will likely differ.

After deduction of the portfolio operating expenses illustrated gross annual investment returns of 0.00% and 12.00% correspond to net annual returns of -0.80% and 11.20% respectively for amounts allocated to the variable investment options.

For current costs, the mortality and expense risk charge on an annual basis is equal to 0.90% of the Variable Account assets for years one through ten, and 0.20% thereafter. For maximum guaranteed costs, the mortality and expense risk charge on an annual basis is equal to 0.90% in years one through ten, and 0.20% thereafter.

The death benefits, accumulation values and cash surrender values assume that the accumulation value is at all times allocated according to the illustrated allocations. Variable investment options can be charged or transferred between the variable investment options of the policy without creating a taxable event. Currently, there is no charge on the first 24 transfers in a policy year, but there is a charge of $25.00 for each subsequent transfer. We reserve the right to limit transfers to twelve per policy year and charge $25.00 for every transfer.

FIXED ACCOUNT. A portion of premiums and accumulation values may also be allocated to the Fixed Account. The Fixed Account is an interest paying account that offers a guarantee of both principal and interest at a minimum annual rate of 3.00% on amounts credited to the account. ReliaStar Life Insurance Company has complete ownership and control of all of the assets of the Fixed Account. For current interest crediting rates on the Fixed Account, ask your registered representative. All guarantees are backed by the assets of ReliaStar Life Insurance Company.

DEATH BENEFIT GUARANTEE. The death benefit guarantee is in effect for the lesser of 5 years or to age 80 (but no less than 1 year) provided minimum monthly premiums (net of policy loans and withdrawals) are paid. The death benefit guarantee prevents the policy from lapsing even if the cash surrender value is not sufficient to cover the monthly deduction due. The death benefit guarantee is based upon the claims paying ability of ReliaStar Life Insurance Company. All guarantees are backed by the assets of ReliaStar Life Insurance Company. Please see the Prospectus for a full explanation of this provision.

MINIMUM MONTHLY PREMIUM. A minimum monthly premium of $80.00 is required to issue the policy and is guaranteed to maintain the base policy death benefit guarantee. This minimum premium will change if increases or decreases are made in any of the policy benefits.

DEATH BENEFIT QUALIFICATION TEST. This illustration uses the Guideline Premium Test to qualify the proposed policy as life insurance under Section 7702 of the Internal Revenue Code. Under the Guideline Premium Test, the premiums paid into the policy must never exceed the guideline premium limit. Additionally, a minimum corridor of death benefit in relation to cash value must be maintained. (See the prospectus for more information.)

DEDUCTIONS AND CHARGES. A premium expense charge is deduced from each premium paid. The accumulation value of the policy is subject to several charges: a monthly administration charge, a mortality and expense risk charge, and the cost of insurance for the base policy and any riders. Surrender charges are applicable for the first 10 years and the first 10 years following any requested increase in the face amount.

TAXATION. Tax laws are complex and change frequently. Changes in premium payments from those illustrated or other changes made to the illustrated policy after issue may result in classification as a Modified Endorsement Contract (MEC). Distributions from a Modified Endowment Contract, including loans, are taxable as income in the year received to the extent that the accumulation value of the policy prior to the distribution exceeds the total premiums paid. In addition, distributions may be subject to an additional 10% income tax penalty if taken before age 591/2. For complete information on how distributions from this policy may affect your personal tax situation, always consult your professional tax advisor.

ISSUER. ING Protector Elite is a product of ReliaStar Life Insurance Company located at 20 Washington Avenue South, Minneapolis, MN 55401. The general distributor is ING America Equities, Inc., located at 1290 Broadway, Denver, CO 80203. Both companies are members of ING Group. Form #86-080 (may vary by state).

FORM NUMBERS. Listed below are the standard form numbers for the Option Benefits illustrated. Actual form numbers may vary by state.

Full Death Benefit Rider	86-098

INITIAL PREMIUM LIMITS SUMMARY. The Guideline Premium Test is used in this illustration.
Minimum First Year Annual Premium:	$960.00
Guideline Level Premium:	$4,924.84
Guideline Single Premium:	$55,564.46
MEC 7-Pay Premium:	$12,911.33
ING PROTECTOR ELITE A Variable Universal Life Insurance Policy		ING ReliaStar Life 20 Washington Avenue South Minneapolis, MN 55401

WARNING: THIS ILLUSTRATION WAS RUN USING INPUT OVERRIDES. IT IS FOR AGENT USE ONLY AND MAY NOT BE SHOWN TO A CLIENT.

ILLUSTRATION SUMMARY AND DISCLOSURE

The page summarizes information from the previous ledger pages and outlines some important policy provision. Review the information presented below. If acceptable, sign, date, and return this illustration, along with the application for insurance, to ReliaStar Life Insurance Company.

Prepared for:
Optional Benefits Included:
Initial 2002 Prospectus		Full Death Benefit Rider
Male 45 Preferred No Tobacco
State of Issue: Minnesota

Initial Total Face Amount: $250,000
Initial Death Benefit Option: A (Level)		Death Benefit Guarantee (DBG) to end of year: 5
Annual Premium: $3,000		Extended DBG to end of year: 20

The summary is based on the premium outlay in the policy illustration. The cash value and death benefit are shown as of the end of the year.

	GUARANTEED COSTS	CURRENT COSTS
	0.00% Gross Annual Return (0.80% Net Return)	0.00% Gross Annual Return (-0.80% Net Return)	12.00% Gross Annual Return (11.20% et Return)
Year 10, Age 55
Cash Surrender Value:	13,093	17,274	35,528
Death Benefit:	250,000	250,000	250,000

Year 20, Age 65
Cash Surrender Value:	9,324	29,534	133,738
Death Benefit:	250,000	250,000	250,000

Projected age when Death Benefit ends:	68	82	Does not end

You may adjust your payment amounts, within limits, to extend or increase the cash value and death benefit.

I understand that:

PURCHASE OF LIFE INSURANCE. I am buying a flexible premium cash value variable life insurance policy issued by ReliaStar Life Insurance Company.

RECEIPT OF PROSPECTUS. I received the current Prospectus describing the terms and operation of the policy and the underlying portfolios. I'm keeping the Prospectus for further reference. I understand the policy has some features comparable to and others different from a traditional life insurance policy. I realize this Disclosure Statement highlights some, but not all, of the important aspects of the policy and that I should examine the Prospectus prior to purchasing a policy.

INSURANCE PROTECTION. The policy provides insurance protection for life. At attained age 100, the death benefit becomes equal to the accumulation value of the policy. If the Full Death Benefit Rider is attached the death benefit after age 100 may be enhanced (see Full death Benefit Rider description). The policy remains in force during the death benefit guarantee period, without regard to the cash surrender value, if on each monthly anniversary as described in the policy the total premiums paid, less any partial withdrawals or policy loans, equals or exceeds the total required premium payments specified in the policy.

DEATH BENEFIT QUALIFICATION TEST. This illustration used the Guideline Premium Test to qualify the proposed policy as life insurance under Section 7702 of the Internal Revenue Code. Under the Guideline Premium Test, the premiums paid into the policy must never exceed the guideline premium limit. Additionally, a minimum corridor of death benefit in relation to cash value must be maintained. (See the prospectus for more information.)

VARIABLE INVESTMENT OPTIONS ALLOCATION. I may allocate a net premium (amount remaining after expense deductions) among one or more variable investment options, each of which invests in one of the available portfolios. Each portfolio has a different investment objective, as described in the current Prospectus. In allocating net premiums to a variable investment option, the investment performance of the underlying portfolios I select will impact the policy accumulation value and may impact the death benefit. Thus, the investment risk for those amounts is mine, and no minimum accumulation value in any variable investment option(s) is guaranteed. I may also allocate net premiums to the Fixed Account, which the Company guarantees both as to principal and interest at a minimum annual rate of 3.00%.

SELECTED PORTFOLIO. The variable investment options I select have varying portfolio operating expenses. Changes to the selected variable investment options and the allocation percentages will have an impact on the policy cash values. This illustration assumes the arithmetic average annual expense of all variable investment options is 0.80%.

ILLUSTRATIONS. The illustrations in the Prospectus present hypothetical investment results and those presented by the Company's representative will utilize hypothetical and/or historical investment results. Neither hypothetical nor historical investment returns are guaranteed. The cash value feature is based on the value of the variable investment options underlying the policy. The cash value is not guaranteed, and because of the risk inherent in a variable policy, it may lose value. The values set forth are illustrative only and are not intended to predict actual performance. They are intended to help explain how the policy operates and are not deemed to represent future investment results. Actual investment results may be more or less and depend on a number of factors, as explained in the Prospectus.

CHARGES AND DEDUCTIONS. As described in the Prospectus, there are (a) charges made against each premium payment and (b) monthly deductions against the accumulation value for the cost of insurance, administrative and other expenses, and mortality and expense risk charges assumed by the Company. If I surrender the policy or allow it to lapse during the first 10 years after issue or an increase, a surrender charge will be imposed.

LOANS AND WITHDRAWALS. Policy loans and partial cash withdrawals are available, subject to certain limits and charges as explained in the Prospectus. Excessive policy loans and withdrawals may cause the policy to lapse. If, at any time, the amount of the policy loan exceeds the cash surrender value, the grace period goes into effect and the policy may lapse. Policy loans and partial withdrawals may cause the death benefit guarantee to terminate. Policy loans and withdrawals will reduce the policy's death benefit and available cash value.

TAX MATTERS. The Company does not provide legal or tax advice in reference to this life insurance policy. I acknowledge that the section in the Prospectus, "Federal Tax Matters", is not intended to be a complete description of the tax status of the policy.

Applicant or Policyowner			Date

Date of Prospectus	Prospectus Form Number

		Date

20 WASHINGTON AVE S
MINNEAPOLIS, MN 554011900
ING PROTECTOR ELITE A Variable Universal Life Insurance Policy	ING ReliaStar Life 20 Washington Avenue South Minneapolis, MN 55401

VARIABLE INVESTMENT OPTIONS

The amounts shown for the death benefits, accumulation values and cash surrender values in this illustration are based on the choice of variable investment options, a gross hypothetical rate of return, policy charges, the actual portfolio expenses charged by the variable investment option reflecting any expenses voluntarily absorbed by the variable investment option or fund managers as described in the prospectus, and the assumption that the accumulation value is at all times invested according to these allocations.

Variable Investment Options	Actual Portfolio Operating Expense

AIM V.I. Dent Demographic Trends Fund - Series I	1.30%
Alger American Growth Portfolio	0.81%
Alger American Leveraged AllCap Portfolio	0.92%
Alger American MidCap Growth Portfolio Initial Class	0.88%
Alger American Small Capitalization Portfolio Initial Class	0.92%
Fidelity VIP Equity-Income Portfolio Initial Class	0.57%
Fidelity VIP Growth Portfolio Initial Class	0.65%
Fidelity VIP High Income Portfolio Initial Class	0.70%
Fidelity VIP Money Market Portfolio Initial Class	0.28%
Fidelity VIP Contrafund Portfolio Initial Class	0.64%
Fidelity VIP Index 500 Portfolio Initial Class	0.28%
Fidelity VIP Investment Grade Bond Portfolio - Initial Class	0.54%
GCG Trust Mid-Cap Growth Series	0.89%
GCG Trust Fully Managed Series	0.95%
ING Income VP Bond Portfolio Class R Series	0.50%
ING Partners UBS Tactical Asset Allocation Portfolio Initial Class	0.92%
ING Partners Van Kampen ComStock Portfolio Initial Class	0.95%
ING VP Index Plus LargeCap Portfolio Class R Shares	0.45%
ING VP Index Plus MidCap Value Portfolio Class R Shares	0.55%
ING VP Index Plus SmallCap Portfolio Class R Shares	0.60%
ING VP Trust Small Cap Opportunities Portfolio Class R Shares	0.90%
ING VP Trust Growth Opportunities Portfolio Class R Shares	0.90%
ING VP Trust Growth + Value Portfolio Class R Shares	0.80%
ING VP Trust High Yield Bond Portfolio Class R Shares	0.80%
ING VP Trust International Value Portfolio Class R Shares	1.00%
ING VP Trust MagnaCap Portfolio Class R Shares	0.90%
ING VP Trust MidCap Opportunities Portfolio Class R Shares	0.90%
ING VP Trust Research Enhanced Index Growth Portfolio Class R Shares	0.90%
Janus Aspen Series Aggressive Growth Portfolio Institutional Shares	0.67%
Janus Aspen Series Growth Portfolio Institutional Shares	0.66%
Janus Aspen Series International Growth Portfolio Institutional Shares	0.71%
Janus Aspen Series Worldwide Growth Portfolio Institutional Shares	0.69%
Neuberger Berman AMT Limited Maturity Bond Portfolio	0.73%
Neuberger Berman AMT Partners Portfolio	0.87%
Neuberger Berman AMT Socially Responsive Portfolio	1.53%
OCC Accumulation Trust Equity Portfolio	0.93%
OCC Accumulation Trust Global Equity Portfolio	1.20%
OCC Accumulation Trust Managed Portfolio	0.88%
OCC Accumulation Trust Small Cap Portfolio	0.90%
Pioneer VCT Mid Cap Value Class II Shares	0.79%
Pioneer VCT Small Cap Value VCT Portfolio Class I Shares	1.25%
Putnam VT Growth and Income Fund Class IA Shares	0.51%
Putnam VT New Opportunities Fund Class IA Shares	0.59%
Putnam VT Small Cap Value Fund Class IA Shares	0.94%
Putnam VT Voyager Fund Class IA Shares	0.57%

Arithmetic average annual expenses of all variable investment options	0.80%

In this illustration, premiums have been allocated in equal proportions to each of the variable investment options. We recommend that you review an illustration with your planned allocation, as it will likely differ.

After deduction of the portfolio operating expenses illustrated gross annual investment returns of 0.00% and 12.00% correspond to net annual returns of -0.80% and 11.20% respectively for amounts allocated to the variable investment options.

The death benefits, accumulation value and cash surrender values assume that the accumulation value is at all times allocated according to the illustrated allocations.

These are assumed values which are not guaranteed and your actual experience may vary. See the summary pages for assumptions and guaranteed values.